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                                                                       EXHIBIT 5

                                                                  Execution Copy

                              SHAREHOLDER AGREEMENT


            SHAREHOLDER AGREEMENT (this "Agreement"), dated as of August 29, 1997, by and between GRR Holdings, LLC, a Delaware limited liability company ("Parent"), GRR Merger Corp. ("Sub"), a New York corporation and a wholly owned subsidiary of Parent, and Christian R. Guntner and David T. DiPasquale (each a "Seller" and collectively, the "Sellers").

            WHEREAS, concurrently herewith, Parent, Sub and Ground Round Restaurants, Inc. (the "Company"), a New York corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.16 2/3 per share (the "Shares"), of the Company, at $1.65 per share, net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company;

            WHEREAS, as of the date hereof, the Sellers beneficially own an aggregate of 3,102,100 Shares (the "Owned Shares"); and

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement and to make the Offer, Parent and Sub have required that Sellers agree, and Sellers have agreed, to tender pursuant to the Offer all of the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively, the "Tender Shares"), on the terms and subject to the conditions provided for in this Agreement;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

                  1. Agreement to Tender and Vote.

                         1.1  Tender.  Each Seller hereby agrees to validly
tender his respective Tender Shares no later than 5 business days prior to the initial expiration of the Offer by physical delivery of the certificates for such Tender Shares to the depositary for the Offer.

                         1.2  Voting.  Each Seller hereby agrees that, during
the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, he shall (a) vote his respective Tender Shares in favor of the Merger; (b) vote his respective
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Tender Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote his respective Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent and Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

                  2. Expiration. This Agreement and each Seller's obligation to tender his respective Tender Shares provided herein shall terminate on the earlier of (a) the consummation of the purchase of such Tender Shares and (b) the termination of the Merger Agreement in accordance with its terms.

                  3. Representations and Warranties.

                         3.1  Representations and Warranties of Parent and
Sub.  Parent and Sub hereby represent and warrant to Sellers as follows:

                         (a) Organization; Due Authorization. Parent is a
                  limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Parent has full limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Managing Member of Parent, and no other limited liability company proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

                               (b) Organization; Due Authorization. Sub is a
                  corporation duly organized, validly existing and in good standing under the laws of New York. Sub has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Sub, and no


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                  other corporate proceedings on the part of Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding agreement of Sub, enforceable against Sub in accordance with its terms.

                         3.2  Representations and Warranties of Sellers.
Each Seller hereby represents and warrants to Parent as follows with respect to himself:

                              (a) Title. Such Seller has good and valid title to
                  the Owned Shares owned by him, free and clear of any lien, charge, encumbrance or claim of whatever nature and, upon the purchase of the Tender Shares by Sub, such Seller will deliver good and valid title to the Tender Shares owned by him, free and clear of any lien, charge, encumbrance or claim of whatever nature.

                              (b) Ownership of Shares. On the date hereof, such
                  Seller owns, of record or beneficially, the number of Shares set forth next to such Seller's name on the signature page of this Agreement. Such Seller has sole voting power and sole power of disposition with respect to his respective Owned Shares, with no restrictions, subject to applicable federal securities laws, on his rights of disposition pertaining thereto.

                              (c) Power; Binding Agreement. Such Seller has the
                  legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by such Seller will not violate any other agreement to which such Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

                              (d) No Conflicts. Other than in connection with or
                  in compliance with the provisions of the NYBCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Seller of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Seller will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under or, result in the


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                  termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of such Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Seller is a party or by which his respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of such Seller to perform his obligations hereunder.

                  4. Certain Covenants of Sellers. Each Seller hereby covenants and agrees as follows:

                         4.1  Restriction on Transfer, Proxies and
Non-Interference. Such Seller hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his respective Owned Shares or Tender Shares (ii) grant any proxies, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such shares or (iii) take any action that would make any representation or warranty of such Seller contained herein untrue or incorrect or have the effect of preventing or disabling such Seller from performing his obligations under this Agreement.

                         4.2  Additional Shares.  Such Seller hereby agrees,
while this Agreement is in effect, to promptly notify Parent and Sub of the number of new Shares acquired by such Seller, if any, after the date hereof.

                  5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

                  6. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, each Seller shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of his respective Owned Shares and Tender Shares (and that this Agreement places limits on the voting and transfer of such Shares), other than transfers of Tender Shares to Sub in the Offer.


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                  7. Miscellaneous.

                         7.1  Non-Survival.  The respective representations
and warranties made herein shall terminate upon the respective Seller's sale of his Tender Shares to Sub in the Offer, other than each Seller's representation and warranty in Section 3.2(a) which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

                         7.2  Entire Agreement; Assignment.  This Agreement
(i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent or Sub may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

                         7.3  Notices.  All notices, requests, claims,
demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                         To each seller as follows:

                               Mr. Christean R. Guntner
                               37 Valley Lane
                               Chappaque, NY 10515
                               Fax: 914-238-0243

                               Mr. David T. DiPasquale
                               456 Green Street
                               North Boro, MA 01532
                               Fax: 508-393-1987

                         copy to:

                               Daniel L. Rabinowitz, Esq.
                               The Law Offices of Daniel L. Rabinowitz
                               546 Fifth Avenue
                               New York, NY 10036-5003
                               Fax: 212-768-7664


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                               Kane Kessler, P.C.
                               1350 Avenue of the Americas
                               New York, NY 10019-4896
                               Attention:  Jeffrey S. Tullman, Esq.
                               Fax: (212) 245-3009

                         To Parent or Sub:

                               c/o Boston Ventures Management, Inc.
                               21 Custom Street
                               Boston, MA 02110
                               Attention:  Barbara M. Ginader
                               Fax: (617) 737-3709

                         copy to:

                               Latham & Watkins
                               885 Third Avenue
                               New York, NY 10022
                               Attention:  Erica H. Steinberger, Esq.
                               Fax: (212) 751-4864

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                         7.5  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                         7.6  Specific Performance.  Each of the parties
hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereby agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                         7.7  Counterparts.  This Agreement may be executed
in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.


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                         7.8  Descriptive Headings.  This descriptive
headings used hereby are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                         7.8  Severability.  Whenever possible, each
provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will no affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                       [Signatures on the following page]


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                   IN WITNESS WHEREOF, Parent, Sub and Sellers have caused this
Agreement to be duly executed as of the day and year first above written.


                             GRR HOLDINGS, LLC


                             By:  Boston Ventures Limited Partnership V,
                                    its Managing Member
                             By:  Boston Ventures Company V, L.L.C.,
                                    its General Partner

                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name:  Barbara M. Ginader
                                    Title:  Managing Director



                             GRR MERGER CORP.


                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name: Barbara M. Ginader
                                    Title: President



                             SELLERS


                             /s/Christian R. Guntner
                             -----------------------------------
                             Christian R. Guntner
                             Shares Owned: 1,902,100


                             /s/David T. DiPasquale
                             -----------------------------------
                             David T. DiPasquale
                             Shares Owned: 1,200,000


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